As Filed with the Securities and Exchange Commission on November 6, 2013. Registration No. 333-136640

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.  1 TO
FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THERAGENICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	58-1528626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(770) 271-0233
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Theragenics Corporation
2006 Stock Incentive Plan
(Full title of the plan)

Francis J. Tarallo
Chief Executive Officer
5203 Bristol Industrial Way
Buford, Georgia 30518
(770) 271-0233
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eliot W. Robinson
Bryan Cave LLP
1201 West Peachtree Street, NW
Atlanta, GA 30084
(404) 572-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐		Accelerated filer	☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Theragenics Corporation (the “Company”) with the Securities and Exchange Commission: Registration Statement No. 333-136640 registering 1,500,000 shares of common stock, par value $.01 per share, of the Company, issuable pursuant to the Theragenics Corporation 2006 Stock Incentive Plan.

This amendment is being filed to deregister any and all unsold securities registered pursuant to, and to terminate the effectiveness of, the Registration Statement.

On October 29, 2013 pursuant to an Agreement and Plan of Merger, dated as of August 2, 2013, by and between the Company and Juniper Acquisition Corporation (“MergerCo”),  MergerCo merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).   As a result of the Merger, the offering of the securities pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all of the securities that remain unsold at the termination of the offering, the Company hereby files this post-effective amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the securities registered but unsold, if any, under the Registration Statement as of the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buford, State of Georgia on November 6, 2013.

THERAGENICS CORPORATION

By:	/s/ Francis J. Tarallo
Francis J. Tarallo
Chief Executive Officer

Note:   No other person is required to sign this post-effective amendment to the Registration Statement in reliance on Rule 478 of the Security Act of 1933.

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